Exhibit 10.9

MASTER SERVICES AGREEMENT

This is an Agreement executed this 1st day of January 2020 (“Effective Date”), by and between:

Docola, Inc. (“Company”), a Delaware Corporation, whose principal place of business is located at 801 West Bay Drive #506, Largo FL 33770, and

Geri Lynn Baumblatt working as Articulations Consulting DBA Hyperjeff Inc (“Consultant”), whose principal place of business is located at ██████████████ Chicago, IL █████.

Company is engaged in the business of enabling a content management marketplace between content providers and healthcare providers.

Consultant is engaged in the business of providing business development, content design services in connection with third party and general administration.

Company desires to acquire, or has acquired and will continue to acquire, from Consultant, and Consultant desires to provide, or has provided and will continue to provide, Company, the services described below in accordance with all of the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1.	Scope of Work.

Consultant agrees to provide to Company, on a timely basis during the period of consultancy as defined herein. Company and Consultant may add to, amend, or change the scope, nature and amount of work by a writing signed by both parties. Any such Additional Statement of Work shall be deemed an amendment to this Agreement and all other terms of this Agreement shall apply.

2.	Term and Duration.

Certain parts of this Agreement remain in effect post the Consultant delivering agreed to work(s) to the Company and post receiving payment for same. Specifically, the mutual obligations to maintain Trade Secrets and Confidential Information, as described herein, are in effect in perpetuity, or as long as allowed by applicable law. The term of this Agreement shall commence on the date that both parties have signed and shall continue through and including completion of the work.

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3.	Compensation.
3.1.	Terms: Company shall pay Consultant for services provided in full under this Agreement in accordance with the terms set forth herein. Consultant will receive no royalty or other remuneration on the production or distribution of any products or services (collectively “Product”) developed by Company in connection with, or based upon, the work provided hereunder. Company agrees that development work will be done on Consultant’s computer and Company will provide access to tools for remote team work as needed. .
3.2.	Cost and Expenses: In addition to all other compensation provided herein, Company shall reimburse Consultant for reasonable out-of-pocket business expenses incurred by Consultant in the performance of the work provided hereunder, but only when preapproved by the Company. All such expenses will be documented to the Company with appropriate receipts. In the case wherein such costs and expenses relate to the licensing of third party intellectual property, the Consultant will also provide Company the third party licensing agreement, if any.
3.3.	Payment of Fees: Fees are to be paid unless otherwise agreed to in writing by the parties. The Company will utilize a third party service to make payments for work performed. Payment is due upon receipt of invoice. If full payment is not received within fifteen (15) days of invoice date, the Consultant reserves the right to stop work until payment is received and Company’s accounts are current. This may cause project completion dates or repairs to problems to be delayed past completion date. Thirty (30) days after the invoice date, bills will be considered delinquent and a late fee at the rate of 1.5% APR above the then current Wall Street Journal prime rate will be assessed on the unpaid balance. Payment will be made to Consultant at the address specified as its principal place of business herein.

4.	Warranties.

Consultant warrants that the work provided hereunder shall be performed in a reasonable and professional manner. Consultant agrees that it will make reasonable efforts to repair or replace work that contains inconsistencies resulting from Consultant’s work. Consultant agrees to provide Company access to work under development so that Company can assess said work as provided for herein.

5.	Time is of the Essence.

In order to complete the work on time, questions, directions and materials must be received from Company in a timely manner.

6.	Conflict of Interest.

The Consultant agrees to inform the Company of all the Consultant’s interests, if any, which may be, or which the Consultant has reason to believe may be, incompatible with the interests of the Company, or the Company’s customers. In addition to the foregoing, the Consultant agrees not to make improper use of any information that comes to Consultant or to Consultant’s agents or representatives, in the performance of work under this Agreement.

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7.	Confidentiality.

Either party to this Agreement may, in the course of fulfilling its terms, need to disclose information to the other party that is proprietary or confidential. When such disclosure is undertaken, the following provisions apply:

7.1.	The Parties: The term “Disclosing Party,” as used in this Agreement, means the party providing Confidential Information. The “Receiving Party” is the party receiving the information.
7.2.	Confidential Information: The term “Confidential Information,” as used in this Agreement, means any oral, written, or documentary information or information that is stored by electronic means which (i) relates to this Agreement, (ii) is received by one of the parties from the other, and, in the case of written information, (iii) is marked “Confidential,” “Proprietary” or bears a marking of like import or which the Disclosing Party states in writing at the time of transmittal to, or receipt by, the Receiving Party is to be considered confidential. Orally disclosed information shall be considered confidential if identified as such at the time of disclosure and if followed up in writing within ten (10) calendar days, with the information identified and marked as confidential.
7.3.	Business Relationship: The term “Business Relationship,” as used in this Agreement, means the contractual arrangement between Company and Consultant as defined herein, including any Addendums that may hereafter be incorporated into this Agreement, and any oral or written communications between Company and Consultant regarding same. Consultant agrees not to publish information, in any medium, that acknowledges the Business Relationship, without the express written consent of Company, unless required to do so by applicable law.
7.4.	Trade Secret: The term “Trade Secret,” as used in this Agreement, means any oral, written, or documentary information or information that is stored by electronic means that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
7.5.	Exclusions: The terms “Confidential Information” and “Trade Secrets” do not include information that: (i) is already known to the Receiving Party as evidenced by prior documentation thereof; or (ii) is or becomes publicly known through no wrongful act of the Receiving Party; or (iii) is rightfully received by the Receiving Party from a third party without restriction and without breach of this Agreement or any other agreement; or (iv) is approved for release by written authorization of the Disclosing Party.

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7.6.	Duties of Receiving Party: The Receiving Party shall not disclose to others, or use for any purpose of its own, any Confidential Information, financial or business data, technical data, or other confidential or proprietary information obtained from the Disclosing Party, or from an affiliated entity of the Disclosing Party, as a result of work done pursuant to this Agreement, or generated or developed in the performance of work under this Agreement. With respect to Trade Secrets, the Receiving Party agrees not to use for any purpose whatsoever or to disclose Trade Secrets at any time during or after the term of this Agreement or until such Trade Secrets lose their status as such by becoming generally available to the public by independent discovery, development, or publication. Furthermore, the Receiving Party shall not display for any purpose any drawing, letter, report, other document, or any copy or reproduction thereof belonging to or pertaining to the Disclosing Party, or to an affiliated entity of the Disclosing Party, unless such drawing, letter, report, or other document has been previously published by the Disclosing Party. Publication shall not include publication to an affiliated entity of the Disclosing Party. Upon termination of this Agreement, the Receiving Party agrees to return all Confidential Information to the Disclosing Party.
7.7.	Application of Covenants: The covenants regarding Confidential Information and Trade Secrets will apply to any Confidential Information or Trade Secrets disclosed to the Receiving Party by the Disclosing Party before or after the date of this Agreement.

8.	Protected Works, Intellectual Property Rights, and Confidentiality of Consultant’s Employees or Agents.
8.1.	Protected Works: The term “Protected Works,” as used in this Agreement, includes any and all works of authorship and design delivered by the Consultant to the Company under this Agreement before or after the date of this Agreement, or conceived, developed or produced by the Consultant, whether alone or jointly with others, in connection with or pursuant to the Consultant's performance under this Agreement, except as detailed in Sections 9.2 and 9.3.
8.2.	Reusable Components: The term “Reusable Components,” as used within this Agreement, shall mean all tools, designs, descriptions ,documentation and written work that is or reasonably may be useable in other work, projects or applications, by Consultant, and which were developed prior to the Effective Date of this Agreement, and incorporated in the Company’s Product. However, any such components developed hereunder, shall not be deemed to be Reusable Components, and shall be treated as a Work for Hire as defined herein, with Company owning all right, title and interest to same. Consultant grants to Company a permanent, irrevocable, non-exclusive license to use, market, copy, distribute and reproduce the Reusable Components for Company’s own business use in its own operations and subsequent sale, licensing and/or distribution of its Product, which incorporates the Reusable Components. Company is licensed to edit or modify the Reusable Components for such use. Company may accomplish such modifications by itself or by the use of such consultants as it may choose. Consultant agrees that the license granted to Company by Consultant regarding Reusable Components, including the ability to make modifications to same, is also granted to Company’s successors, assigns, and licensees.

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8.3.	Licensed Components: The term “Licensed Components,” as used within this Agreement, shall refer to those commercial, Creative Commons, open source, or otherwise licensed third party components or applications which are used by Consultant as part of the work delivered to Company hereunder, and upon which a license is being enforced by said third party, whether or not such enforcement is apparent to Consultant. Consultant hereby agrees to adhere by the terms and conditions of all licensed components and further agrees to indemnify Company for any violation of said terms and conditions, caused either directly, or indirectly, by Consultant.
8.4.	Exclusions: The term “Protected Works,” as used in this Agreement, shall not include Reusable Components and Licensed Components. These are and will remain the property of Consultant and/or the respective licensors of said components, even though they may be used in, or made a part of, the work performed under this Agreement.
8.5.	Intellectual Property Rights: The term “Intellectual Property Rights,” as used in this Agreement, includes all rights of design and authorship, all copyrights, all trademark and service mark rights, all rights in trade secret and proprietary information, all rights of attribution and integrity and other moral rights, and all other intellectual property rights of any type.
8.6.	Work for Hire: The Consultant agrees that all Protected Works shall be deemed a “work for hire” under the United States Copyright Act and owned exclusively by the Company. To the extent that any Protected Work cannot be deemed a work for hire, the Consultant agrees to assign and hereby does assign to the Company all right, title, and interest in and to all Protected Works and all Intellectual Property Rights in and to the Protected Works. The Consultant agrees to execute any documents reasonably required by the Company to evidence the Company's exclusive ownership of the Protected Works, and all Intellectual Property Rights therein, as contemplated by this Agreement.
8.7.	Moral Rights Waiver: The term “Moral Rights,” as used in this Agreement, means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. Consultant hereby irrevocably transfers and assigns to Company any and all Moral Rights that Consultant may have in any Protected Works, in deliverables resulting from Consultant’s work hereunder and incorporated in any Company Product or derivatives therefrom. Consultant also hereby forever agrees never to assert against Company, its successors, assigns or licensees, any and all Moral Rights Consultant may have in any Company Product, or Protected Works, or derivatives thereof, delivered hereunder, even after expiration or termination of this Agreement. Nothing in this Agreement, however, shall affect any rights or grant of rights existing or created apart from this Agreement.

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8.8.	Consultant Confidentiality Agreement of Its Employees and Agents: Consultant will ensure that Consultant and each of its employees or agents who will have access to the Protected Works or Confidential Information of Company executes an agreement, the form of which has been approved by Company (the “Confidentiality Agreement”), acknowledging Company's exclusive ownership and control of the Protected Works, obligating the employee to keep all Confidential Information confidential and not to use the Protected Works or Confidential Information in any way, commercially or otherwise, except in performing the work as defined hereunder, and transferring to Company and waiving any and all Moral Rights and Intellectual Property Rights in the Protected Works. Likewise Consultant will ensure that none of its employees or agents publishes information, in any medium, that acknowledges the Business Relationship, without the express written consent of Company, unless required to do so by applicable law. Company agrees to submit a proposed form for such a Confidentiality Agreement in conformity with this Agreement.

9.	Modifications to Protected Works.

Unless otherwise agreed to in writing by the parties, the Consultant is not responsible for any changes made to the Protected Works by any other party, except for a subcontractor of Consultant. Any modification by any party not authorized by Consultant (including Company) voids any warranties or obligations to support as defined herein. The fixed nature (e.g. price) of any project bid is also void, if applicable. If Company or any other person, other than Consultant or subcontractor of Consultant, attempts to update the Protected Works, or otherwise makes modifications to same.

10.	Company Intellectual Property Provided to Consultant.

Company represents to Consultant and unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to the Consultant for inclusion in the Protected Works are owned by the Company, or that the Company has permission from the rightful owner to use each of these elements, and will hold harmless, protect, and defend the use of such elements furnished by the Company to the extent that Consultant is using them within the scope of this Agreement. Consultant acknowledges that Company is the owner of certain Company names, trademarks, service marks, names and symbols which may be used in the Protected Works (collectively the “Marks”). Company hereby grants Consultant a nonexclusive right to use the Marks, in accordance with the terms and conditions of this Agreement. Consultant agrees to comply with the quality guidelines provided by Company to Consultant from time to time regarding usage of the Marks. This right to use granted shall be expressly limited to the purpose of this Agreement and Consultant shall make no other use of the Marks without the written consent of the Company.

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11.	Indemnification of Claims by Third Parties.

Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of or resulting from any final and non appealable adjudication by a third party against Company, holding that any Protected Works delivered to Company by Consultant or deliverables resulting from work of Consultant that is incorporated in the Protected Works under this Agreement, infringes a copyright, violates a trade secret, or violates any other Intellectual Property Right of a third party.

12.	Limitations of Liability.

Except as specified herein, each party shall indemnify, defend and hold harmless the other party, its parents, subsidiaries, affiliates, and their respective officers, directors, members, employees and agents from and against any and all third party demands for losses, claims, actions, damages, liabilities, costs and expenses, including reasonable attorney fees, directly related to or arising from injuries to persons, tangible, intangible or real property to the extent caused by the negligence or willful misconduct of a party. A party’s indemnity and hold harmless obligations as to any claim or suit within the scope of this clause shall be reduced to the extent of any concurrent fault, failure to mitigate damages or negligence by the other party. Other than as specified herein, the Consultant provides no warranty and is not liable for any consulting advice. Although Consultant, based upon experience, will attempt to assist the Company, Consultant is not liable for any such assistance unrelated to services rendered.. If such claim is made, the Indemnifying Party, at its expense shall defend against and pay any and all costs, expenses, including reasonable fees of attorneys and other retained professionals or consultants and damages of any kind arising out of such claim, whether or not that claim is successful, provided that the indemnified party: (a) gives the Indemnifying Party prompt written notice of such claim, and (b) cooperates with the Indemnifying Party, at the Indemnifying party’s expense, in the defense of such claim. The Indemnifying party shall not be responsible for any settlement made by the Indemnified party without the Indemnifying party’s prior written consent. The maximum liability of Consultant is the amount paid for the specific work done or not done which was billed in the preceding sixty days. No punitive damages shall be awarded against either party.

13.	Attorneys’ Fees.

In any action to enforce this Agreement, the prevailing party shall be entitled to recover all court costs and expenses and reasonable attorneys' fees, in addition to any other relief to which it may be entitled.

14.	Notices.

All notices hereunder (other than payment) shall be in writing and delivered personally or sent via facsimile, by certified mail, return receipt requested, email (return receipt requested), or by a reputable courier service to the addresses shown above or to such other addresses as may be designated in the future via an Addendum to this Agreement.

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15.	Entire Agreement.

This Agreement constitutes the entire agreement between Company and Consultant with respect to the transactions contemplated herein and supersedes any and all prior or contemporaneous oral or written communications relating to the subject matter hereof. This Agreement shall not be amended except by a writing executed by both parties. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing. No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

16.	Laws, Taxes, and Tariffs.

Various governments enact laws and levy taxes and tariffs affecting Internet electronic commerce. Company agrees that it is solely responsible for complying with such laws, taxes, and tariffs, and will hold harmless, protect and defend the Consultant and its subcontractors from any claim, suit, penalty, tax or tariff arising from the Company’s exercise of Internet electronic commerce.

17.	Governing Law and Venue.

This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to its conflict of laws. The parties agree that any appropriate state or federal court sitting in, or most proximate to, Pinellas County, Florida shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. Each party irrevocably consents to the jurisdiction of such courts, and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court and further waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.

18.	Non-Solicitation.

Each party hereto agrees that for a period of two (2) years after the later of (a) the Effective Date of this Agreement or (b) the termination or expiration of this Agreement, neither party will employ, solicit for employment, attempt to employ or affirmatively assist any other person, entity, or enterprise in employing or soliciting for employment any person employed by the other party.

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19.	Assignment and Delegation.

Company shall have the right and power to assign or delegate any of its rights or duties of performance hereunder without the consent of the Consultant. Consultant shall have the right and power to assign any of its rights, or delegate any of its duties of performance hereunder, only with the express written consent of the Company. Any attempted assignment of Consultant’s rights, or delegation of Consultant’s duties to perform hereunder, without the express written consent of the Company, shall automatically trigger a full and complete release regarding all of Company’s performance duties and obligations under this Agreement, without the requirement of actual or constructive notice to Company of said attempted assignment or delegation.

20.	Independent Contractor.

Neither party nor any of its personnel shall be considered as an agent or employee of the other party. It is understood and agreed that Consultant is an independent contractor with respect to performing work hereunder on behalf of Company and that Consultant shall have full control over, and responsibility for, the manner and means by which such work is provided hereunder.

21.	Subcontractors.

Consultant may employ subcontractors to perform a portion, or the entirety, of the work contemplated hereunder, to ensure timely completion hereof. Consultant shall be fully responsible for all work performed by subcontractors to the same extent as if Consultant had performed the tasks.

22.	Force Majeure.

Neither party shall be responsible for (or be deemed in breach or default hereof as a result of) delays or failures in performance hereunder to the extent that such party was hindered in its performance by any act of God, war, terrorism, civil commotion, application of any law or regulation or other act of any governmental officer or personnel, labor dispute, or any other occurrence beyond the reasonable control of such party.

23.	Resolution of Conflict.
23.1.	Waiting Period: Both parties agree during a fifteen (15) day period after notice is given to the other party of a dispute under the terms of this Agreement to use its best efforts to resolve any dispute through good faith negotiations. This waiting period is applicable only to the Arbitration provisions of this Section and does not apply wherein either party has infringed or threatened to infringe the other party’s Intellectual Property Rights.
23.2.	Arbitration: Any claim or controversy arising among or between the parties hereto, or arising out of, or with respect to, any matter contained in this Agreement, or any differences as to the interpretation or performance of this Agreement, other than those wherein either party has infringed or threatened to infringe the other party’s Intellectual Property Rights, shall be settled by arbitration in the State of Florida. Such arbitration shall be before three arbitrators of the American Arbitration Association (the “AAA”) under its then prevailing rules.

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23.3.	Award of Arbitrators: In any arbitration involving this Agreement, the arbitrators shall not make any award that will alter, change, cancel or rescind any provision in this Agreement, and their award shall be consistent with the provisions of this Agreement. Any such arbitration must be commenced no later than one (1) year from the date such claim or controversy arose, or the claim is waived. The award of the arbitrators shall be final and binding and judgment may be entered thereon in any court of competent jurisdiction.
23.4.	Sharing of Costs: the parties agree that the costs of Arbitration shall be shared equally between them.

24.	Severability of Provisions.

In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. Further, to the extent any provision hereof is found to be in part enforceable and in part unenforceable, the unenforceable portion shall be deemed stricken therefrom, and such provision shall be valid and enforceable to the maximum extent permitted under applicable law. Without limiting the foregoing, it is expressly understood and agreed that each and every provision of this Agreement which provides for a limitation of liability, or exclusion of damages, or exclusion of other remedies is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that in the event any remedy hereunder is determined to have failed of its essential purpose, all limitations of liability, exclusions of damages and exclusions of other remedies set forth herein shall remain in effect.

25.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one original Agreement. Facsimile or electronically authenticated signatures shall be accepted and enforceable in lieu of original signatures.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date first above written:

For the Company:

/s/ Eran Kabakov
Eran Kabakov, Chief Executive Officer Docola, Inc.

Apr 28, 2020
Date

For the Consultant:

Geri L. Baumblatt
Geri L. Baumblatt (Apr 27, 2020)
Signature

Geri L. Baumblatt	,	Consultant
Full name		Title

Apr 27, 2020
Date

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